STOCK OPTION AGREEMENT


                   STOCK OPTION AGREEMENT ("Option Agreement") dated

         August 4, 1995, between MERCANTILE BANCORPORATION INC.

         ("Buyer"), a Missouri corporation registered as a bank hold-

         ing company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and HAWKEYE BANCORPORA-

         TION ("Seller"), an Iowa corporation registered as a bank

         holding company under the Holding Company Act.


                              W I T N E S S E T H:


                   WHEREAS, the Executive Committee of the Board of

         Directors of Buyer and the Board of Directors of Seller have approved an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement") providing for the merger of Seller with and into a wholly owned subsidiary of

         Buyer;


                   WHEREAS, as a condition to Buyer's entering into

         the Merger Agreement, Buyer has required that Seller agree,

         and Seller has agreed, to grant to Buyer the option set forth herein to purchase authorized but unissued shares of Seller

         Common Stock;


                   NOW, THEREFORE, in consideration of the premises

         herein contained, the parties agree as follows:







                   1.  Definitions.


                   Capitalized terms used but not defined herein shall

         have the same meanings as in the Merger Agreement.


                   2.  Grant of Option.


                   Subject to the terms and conditions set forth

         herein, Seller hereby grants to Buyer an option (the "Op-

         tion") to purchase up to 2,678,000 authorized and unissued shares of Seller Common Stock at a price of $22 per share

         (the "Purchase Price") payable in cash as provided in Section

         4 hereof.


                   3.  Exercise of Option.


                   (a)  Buyer may exercise the Option, in whole or in

         part, at any time or from time to time if a Purchase Event

         (as defined below) shall have occurred; provided, however,

         that (i) to the extent the Option shall not have been exer-

         cised, it shall terminate and be of no further force and ef-

         fect upon the earliest to occur of the Effective Time of the

         Merger and the termination of the Merger Agreement in ac-

         cordance with Sections 7.01(a) through 7.01(c) thereof, pro-

         vided that if such termination follows an Extension Event (as defined below), the Option shall not terminate until the date













         that is 12 months following such termination; (ii) if the Op-

         tion cannot be exercised on such day because of any injunc-

         tion, order or similar restraint issued by a court of compe-

         tent jurisdiction, the Option shall expire on the 30th busi-

         ness day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal,

         as the case may be; and (iii) that any such exercise shall be subject to compliance with applicable law, including the

         Holding Company Act.


                   (b)  As used herein, a "Purchase Event" shall mean

         any of the following events:


                   (i)  Seller or any of its Subsidiaries, without

              having received prior written consent from Buyer, shall

              have entered into, authorized, recommended, proposed or

              publicly announced its intention to enter into, autho-

              rize, recommend, or propose, an agreement, arrangement

              or understanding with any person (other than Buyer or

              any of its Subsidiaries) to (A) effect a merger or con-

              solidation or similar transaction involving Seller or

              any of its Subsidiaries, (B) purchase, lease or other-

              wise acquire 15% or more of the assets of Seller or any

              of its Subsidiaries or (C) purchase or otherwise acquire












              (including by way of merger, consolidation, share ex-

              change or similar transaction) Beneficial Ownership of

              securities representing 10% or more of the voting power

              of Seller or any of its Subsidiaries;


                  (ii)  any person (other than Buyer or any Subsidiary

              of Buyer, or Seller or any Subsidiary of Seller in a fi-

              duciary capacity) shall have acquired Beneficial Owner-

              ship or the right to acquire Beneficial Ownership of 10%

              or more of the voting power of Seller; or


                 (iii)  Seller's Board of Directors shall have with-

              drawn or modified in a manner adverse to Buyer the rec-

              ommendation of Seller's Board of Directors with respect

              to the Merger Agreement, in each case after an Extension

              Event; or


                  (iv)  the holders of Seller Common Stock shall not

              have approved the Merger Agreement at the Meeting, or

              such Meeting shall not have been held or shall have been

              cancelled prior to termination of the Merger Agreement

              in accordance with its terms, in each case after an Ex-

              tension Event.


                   (c)  As used herein, the term "Extension Event"

         shall mean any of the following events:












                   (i)  a Purchase Event of the type specified in

                   clauses (b)(i) and (b)(ii) above;


                  (ii)  any person (other than Buyer or any of its

              Subsidiaries) shall have "commenced" (as such term is

              defined in Rule 14d-2 under the Exchange Act), or shall

              have filed a registration statement under the Securities

              Act with respect to, a tender offer or exchange offer to

              purchase shares of Seller Common Stock such that, upon

              consummation of such offer, such person would have Ben-

              eficial Ownership (as defined below) or the right to ac-

              quire Beneficial Ownership of 10% or more of the voting

              power of Seller; or,


                 (iii)  any person (other than Buyer or any Subsidiary

              of Buyer, or Seller or any Subsidiary of Seller in a fi-

              duciary capacity) shall have publicly announced its

              willingness, or shall have publicly announced a pro-

              posal, or publicly disclosed an intention to make a pro-

              posal, (x) to make an offer described in clause (ii)

              above or (y) to engage in a transaction described in

              clause (i) above.


                   (d)  As used herein, the terms "Beneficial Owner-

         ship" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.











                   (e)  In the event Buyer wishes to exercise the Op-

         tion, it shall deliver to Seller a written notice (the date of which being herein referred to as the "Notice Date")

         specifying (i) the total number of shares it intends to pur-

         chase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase

         (the "Closing Date").


                   4.  Payment and Delivery of Certificates.


                   (a)  At the closing referred to in Section 3

         hereof, Buyer shall pay to Seller the aggregate purchase

         price for the shares of Seller Common Stock purchased pursu-

         ant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by

         Seller.


                   (b)  At such closing, simultaneously with the de-

         livery of cash as provided in Section 4(a), Seller shall de-

         liver to Buyer a certificate or certificates representing the number of shares of Seller Common Stock purchased by Buyer,

         registered in the name of Buyer or a nominee designated in writing by Buyer, and Buyer shall deliver to Seller a letter agreeing that Buyer shall not offer to sell, pledge or other-

         wise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.










                   (c)  If at the time of issuance of any Seller Com-

         mon Stock pursuant to any exercise of the Option, Seller

         shall have issued any share purchase rights or similar secu-

         rities to holders of Seller Common Stock, then each such

         share of Seller Common Stock shall also represent rights with terms substantially the same as and at least as favorable to

         Buyer as those issued to other holders of Seller Common

         Stock.


                   (d)  Certificates for Seller Common Stock delivered

         at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:


                   The transfer of the shares represented by this cer-tificate is subject to certain provisions of an agreement between the registered holder hereof and Hawkeye Bancorporation, a copy of which is on file at the principal office of Hawkeye Bancorporation, and to resale restrictions arising under the Secu-rities Act of 1933 and any applicable state secu-rities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Hawkeye Bancorporation of a written re-quest therefor.

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Buyer shall have delivered to Seller an opinion of counsel, in form and substance reasonably satisfactory to

         Seller and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any ap-

         plicable state securities laws.










                   5.  Authorization, etc.


                   (a)  Seller hereby represents and warrants to Buyer

         that:


                   (i)  Seller has full corporate authority to execute

              and deliver this Option Agreement and, subject to Sec-

              tion 11(i), to consummate the transactions contemplated

              hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by the Board of Directors of Seller, and

              no other corporate proceedings are necessary therefor;


                  (iii) this Option Agreement has been duly and val-

              idly executed and delivered and represents a valid and

              legally binding obligation of Seller, enforceable

              against Seller in accordance with its terms; and


                   (iv) Seller has taken all necessary corporate ac-

              tion to authorize and reserve and, subject to Section

              11(i), permit it to issue and, at all times from the

              date hereof through the date of the exercise in full or

              the expiration or termination of the Option, shall have

              reserved for issuance upon exercise of the Option,

                          shares of Seller Common Stock, all of which,

              upon issuance pursuant hereto, shall be duly authorized,










              validly issued, fully paid and nonassessable, and shall

              be delivered free and clear of all claims, liens, encum-

              brances, restrictions (other than federal and state se-

              curities restrictions) and security interests and not

              subject to any preemptive rights.



                   (b)  Buyer hereby represents and warrants to Seller

         that:



                   (i)  Buyer has full corporate authority to execute

              and deliver this Option Agreement and, subject to Sec-

              tion 11(i), to consummate the transactions contemplated

              hereby;



                  (ii)  such execution, delivery and consummation have

              been authorized by all requisite corporate action by

              Buyer, and no other corporate proceedings are necessary

              therefor;



                 (iii)  this Option Agreement has been duly and val-

              idly executed and delivered and represents a valid and

              legally binding obligation of Buyer, enforceable against

              Buyer in accordance with its terms; and














                  (iv)  any Seller Common Stock or other securities

              acquired by Buyer upon exercise of the Option will not

              be taken with a view to the public distribution thereof

              and will not be transferred or otherwise disposed of ex-

              cept in compliance with the Securities Act.


                   6.  Adjustment upon Changes in Capitalization.


                   In the event of any change in Seller Common Stock

         by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Op-

         tion, and the purchase price per share, as the case may be,

         shall be adjusted appropriately.  In the event that any addi-

         tional shares of Seller Common Stock are issued after the

         date of this Option Agreement (other than pursuant to an

         event described in the preceding sentence or pursuant to this

         Option Agreement), the number of shares of Seller Common

         Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of

         shares of Seller Common Stock then issued and outstanding

         (without considering any shares subject to or issued pursuant to the Option).


















                   7.  Repurchase.


                   (a)  Subject to Section 11(i), at the request of

         Buyer at any time commencing upon the occurrence of a Pur-

         chase Event and ending 13 months immediately thereafter (the

         "Repurchase Period"), Seller (or any successor entity

         thereof) shall repurchase the Option from Buyer together with all (but not less than all, subject to Section 10) shares of

         Seller Common Stock purchased by Buyer pursuant thereto with respect to which Buyer then has Beneficial Ownership, at a price (per share, the "Per Share Repurchase Price") equal to the sum of:


                   (i)  The exercise price paid by Buyer for any

              shares of Seller Common Stock acquired pursuant to the

              Option;


                  (ii)  The difference between (A) the "Market/Tender

              Offer Price" for shares of Seller Common Stock (defined

              as the higher of (x) the highest price per share at

              which a tender or exchange offer has been made for

              shares of Seller Common Stock or (y) the highest closing

              mean of the "bid" and the "ask" price per share of

              Seller Common Stock reported by NASDAQ, the automated

              quotation system of the National Association of Securi-

              ties Dealers, Inc., for any day within that portion of

              the Repurchase Period which precedes the date Buyer









              gives notice of the required repurchase under this Sec-

              tion 7) and (B) the exercise price as determined pursu-

              ant to Section 2 hereof (subject to adjustment as pro-

              vided in Section 6), multiplied by the number of shares

              of Seller Common Stock with respect to which the Option

              has not been exercised, but only if the Market/Tender

              Offer Price is greater than such exercise price;


                 (iii)  The difference between the Market/Tender Offer

              Price and the exercise price paid by Buyer for any

              shares of Seller Common Stock purchased pursuant to the

              exercise of the Option, multiplied by the number of

              shares so purchased, but only if the Market/Tender Offer

              Price is greater than such exercise price; and


                  (iv)  Buyer's reasonable out-of-pocket expenses in-

              curred in connection with the transactions contemplated

              by the Merger Agreement, including, without limitation,

              legal, accounting and investment banking fees.


                   (b)  In the event Buyer exercises its rights under

         this Section 7, Seller shall, within 10 business days there-

         after, pay the required amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer















         and Buyer shall surrender to Seller the Option and the cer-

         tificates evidencing the shares of Seller Common Stock pur-

         chased thereunder with respect to which Buyer then has Ben-

         eficial Ownership, and Buyer shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, re-

         strictions and encumbrances of any kind whatsoever.


                   (c)  In determining the Market/Tender Offer Price,

         the value of any consideration other than cash shall be de-

         termined by an independent nationally recognized investment banking firm selected by Buyer and reasonably acceptable to

         Seller.


                   8.  Repurchase at Option of Seller and First Re-

         fusal.


                   (a)  Except to the extent that Buyer shall have

         previously exercised its rights under Section 7, at the re-

         quest of Seller during the six-month period commencing 13

         months following the first occurrence of a Purchase Event,

         Seller may repurchase from Buyer, and Buyer shall sell to

         Seller, all (but not less than all, subject to Section 10) of the Seller Common Stock acquired by Buyer pursuant hereto and with respect to which Buyer has Beneficial Ownership at the time of such repurchase at a price per share equal to the

         greater of (i) 110% of the Market/Tender Offer Price per









         share, (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repur-

         chased plus (B)  interest on the aggregate Purchase Price

         paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest an-

         nounced by Buyer as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Buyer's reasonable out-of-

         pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without

         limitation, legal, accounting and investment banking fees.

         Any repurchase under this Section 8(a) shall be consummated in accordance with Section 7(b).



                   (b)  If, at any time after the occurrence of a Pur-

         chase Event and prior to the earlier of (i) the expiration of

         18 months immediately following such Purchase Event or (ii)

         the expiration or termination of the Option, Buyer shall de-

         sire to sell, assign, transfer or otherwise dispose of the

         Option or all or any of the shares of Seller Common Stock ac-

         quired by it pursuant to the Option, it shall give Seller

         written notice of the proposed transaction (an "Offeror's No-

         tice"), identifying the proposed transferee, and setting

         forth the terms of the proposed transaction.  An Offeror's

         Notice shall be deemed an offer by Buyer to Seller, which may










         be accepted within 10 business days of the receipt of such

         Offeror's Notice, on the same terms and conditions and at the same price at which Buyer is proposing to transfer the Option or such shares to a third party.  The purchase of the Option or any such shares by Seller shall be closed within 10 busi-

         ness days of the date of the acceptance of the offer and the purchase price shall be paid to Buyer by wire transfer of im-

         mediately available funds to an account designated by Buyer.

         In the event of the failure or refusal of Seller to purchase the Option or all the shares covered by the Offeror's Notice or if the Board or any other Regulatory Authority disapproves

         Seller's proposed purchase of the Option or such shares,

         Buyer may, within 60 days from the date of the Offeror's No-

         tice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price speci-

         fied and on terms no more favorable to the purchaser than

         those set forth in the Offeror's Notice.  The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially

         Own not more than 2% of the voting power of Seller or (ii)

         any disposition of Seller Common Stock by a person to whom

         Buyer has sold shares of Seller Common Stock issued upon ex-

         ercise of the Option.














                   9.  Registration Rights.


                   At any time after a Purchase Event, Seller shall,

         if requested by any holder or beneficial owner of shares of

         Seller Common Stock issued upon exercise of the Option (ex-

         cept any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Sec-

         tion 8(b) by reason of clause (i) thereof) (each a "Holder"),

         as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the

         shares of Seller Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other dis-

         position shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Seller

         Common Stock then outstanding).  Each such Holder shall pro-

         vide all information reasonably requested by Seller for in-

         clusion in any registration statement to be filed hereunder.

         Seller shall use its best efforts to cause such registration statement first to become effective and then to remain effec-

         tive for such period not in excess of 180 days from the day such registration statement first becomes effective as may be











         reasonably necessary to effect such sales or other disposi-

         tions.  The registration effected under this Section 9 shall be at Seller's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel at-

         tributable to the registration of such Seller Common Stock.

         In no event shall Seller be required to effect more than one registration hereunder.  The filing of the registration

         statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribu-

         tion by Seller of Seller Common Stock or if a special audit of Seller would otherwise be required in connection there-

         with.  If requested by any such Holder in connection with

         such registration, Seller shall become a party to any under-

         writing agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of repre-

         sentations, warranties, indemnities and other agreements cus-

         tomarily included in such underwriting agreements for parties similarly situated.  Upon receiving any request for registra-

         tion under this Section 9 from any Holder, Seller agrees to send a copy thereof to any other person known to Seller to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such

         copies.












                   10.  Severability.


                   Any term, provision, covenant or restriction con-

         tained in this Option Agreement held by a court or a Regula-

         tory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the re-

         maining terms, provisions, covenants or restrictions con-

         tained in this Option Agreement nor the validity or enforce-

         ability thereof in any other jurisdiction shall be affected or impaired thereby.  Any term, provision, covenant or re-

         striction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.  If for any reason such court or Regulatory Authority determines that applicable law will not permit Buyer or any other person to acquire, or Seller to repurchase or purchase, the full number of shares of Seller

         Common Stock provided in Section 2 hereof (as adjusted pursu-

         ant to Section 6 hereof), it is the express intention of the parties hereto to allow Buyer or such other person to ac-

         quire, or Seller to repurchase or purchase, such lesser num-

         ber of shares as may be permissible, without any amendment or modification hereof.















                   11.  Miscellaneous.


                   (a)  Expenses.  Each of the parties hereto shall

         pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, in-

         cluding fees and expenses of its own financial consultants,

         investment bankers, accountants and counsel, except as other-

         wise provided herein.


                   (b)  Entire Agreement.  Except as otherwise ex-

         pressly provided herein, this Option Agreement and the Merger

         Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with re-

         spect thereto, written or oral.


                   (c)  Successors; No Third Party Beneficiaries.  The

         terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and

         their respective successors and permitted assigns.  Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, reme-

         dies, obligations, or liabilities under or by reason of this

         Option Agreement, except as expressly provided herein.













                   (d)  Assignment.  Other than as provided in Sec-

         tions 8 and 9 hereof, neither of the parties hereto may sell,

         transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.


                   (e)  Notices.  All notices or other communications

         which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Merger Agreement (which is incorporated herein by ref-

         erence).


                   (f)  Counterparts.  This Option Agreement may be

         executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counter-

         parts together shall constitute but one agreement.


                   (g)  Specific Performance.  The parties hereto

         agree that if for any reason Buyer or Seller shall have

         failed to perform its obligations under this Option Agree-

         ment, then either party hereto seeking to enforce this Option

         Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable













         relief, and the parties hereto further agree to waive any re-

         quirement for the securing or posting of any bond in connec-

         tion with the obtaining of any such injunctive or other equi-

         table relief.  This provision is without prejudice to any

         other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.


                   (h)  Governing Law.  This Option Agreement shall be

         governed by and construed in accordance with the laws of the

         State of Missouri applicable to agreements made and entirely to be performed within such state.  Nothing in this Option

         Agreement shall be construed to require any party (or any

         subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.


                   (i)  Regulatory Approvals; Section 16(b).  If, in

         connection with (A) the exercise of the Option under Sec-

         tion 3 or a sale by Buyer to a third party under Section 8,

         (B) a repurchase by Seller under Section 7 or a repurchase or purchase by Seller under Section 8, prior notification to or approval of the Board or any other Regulatory Authority is required, then the required notice or application for ap-

         proval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such










         Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed.  In the case of clause (A) of this subsection (i), such filing shall be made by Buyer, and in the case of clause (B) of this subsection

         (i), such filing shall be made by Seller, provided that each of Buyer and Seller shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, including without

         limitation applying to the Board under the Holding Company

         Act for approval to acquire the shares issuable hereunder.

         Periods of time that otherwise would run pursuant to Sections

         3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.


                   (j)  No Breach of Merger Agreement Authorized.

         Nothing contained in this Option Agreement shall be deemed to authorize Seller to issue any shares of Seller Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement.

















                   (k)  Waiver and Amendment.  Any provision of this

         Agreement may be waived at any time by the party that is en-

         titled to the benefits of such provision.  This Option Agree-

         ment may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.


















































                   IN WITNESS WHEREOF, each of the parties hereto has

         executed this Option Agreement as of the date first written above.


                                       MERCANTILE BANCORPORATION INC.



                                       By: /s/ John W. Rowe
                                          Name:   John W. Rowe
                                          Title:  Executive Vice President
                                                  Mercantile Bank of St. Louis
                                                    National Association


                                       HAWKEYE BANCORPORATION



                                       By: /s/ Robert W. Murray
                                          Name:  Robert W. Murray
                                          Title: Chief Executive Officer,
                                                   Chief Operating Officer
                                                   & Chief Financial Officer























                                      -24-